DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity # C18514-2002
Document Number: 20060376901-94
Date Filed: 6/13/2006 1:45:46 PM
In the office of
Dean Heller
Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Centurion Minerals Corp.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1. Name - The name of the Corporation is: PROSPERO MINERALS CORP

Article 3. Capital Stock - see attached Schedule "A" for amendments to Article 3

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: [illegible]

4. Effective date of filing (optional): 6/20/06

5. Officer Signature (required): [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Certificate of Amendment
(PURSUANT TO NRS 78.386 and 78.390

SCHEDULE "A"

Corumel Minerals Corp.

2. The articles have been amended as follows (provide article numbers, if available):

"Article 3. Capital Stock

The aggregate number of shares that the Corporation will have authority to issue is Three Hundred Million (300,000,000) shares, of which Two Hundred and Ninety Thousand Million (290,000,000) shares will be common stock, with a par value of $0.001 per share, and Ten Million (10,000,000) shares will be preferred stock, with a par value of $0.001.

The Board of Directors is authorized, subject to limitations prescribed in this Article 3, to provide for the issuance of the shares of the Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series will include but not be limited to, the following:

(1) The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

(2) The dividend rate on the shares of that series, whether dividends, will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series will have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(4) Whether that series will have conversion privileges, and, if so, the terms and conditions such conversion, including provision for adjustments of the conversion rate in such events as the Board of Directors determines;

(5) Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8) Any other relative rights, preferences and limitations of that series."